UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 31, 2013

UNITED INSURANCE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-52833	75-3241967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 Central Avenue Suite 900 Saint Petersburg, FL	33701	(727) 895-7737
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

For the policy year beginning June 1, 2013, United Property & Casualty Insurance Company (UPC), our wholly-owned subsidiary, entered into excess-of-loss reinsurance agreements with several private reinsurers and with the Florida State Board of Administration (SBA), which administers the Florida Hurricane Catastrophe Fund (FHCF). The private agreements provide coverage against severe weather events such as hurricanes, tropical storms and tornadoes. The agreement with the FHCF only provides coverage in Florida against storms that the National Hurricane Center designates as hurricanes.

For the 2013 hurricane season, UPC purchased reinsurance protection in an amount approximately equal to the dollar amount of damage that computer models estimated would be caused by a one-in-100-year storm striking areas where UPC has policies in force. For a single hurricane catastrophe, UPC will pay, or “retain”, the first 70% of losses up to $20 million ($14 million) of catastrophe losses and an affiliated reinsurer will pay the remaining 30% of losses up to $20 million ($6 million) before the agreements with unaffiliated reinsurers provide coverage. The unaffiliated agreements will reimburse UPC as much as $781.6 million for the first event.

Our agreement with the FHCF consists of a single layer of coverage, the mandatory layer. Under the agreement, we estimate the FHCF will provide approximately 90% of $490.6 million of aggregate coverage for covered losses in excess of $187.2 million. The premium for the FHCF agreement will be approximately $34.9 million, payable in three approximately equal installments in August, October and December 2013. The attachment point (or the point at which the FHCF becomes liable for losses), total coverage and cost under our agreement with FHCF will not be finalized until December 2013, as these amounts are subject to adjustment based on updated data regarding FHCF's participating insurers' exposure.

The 2013 private catastrophe reinsurance agreements structure coverage into layers, with a cascading feature. The attachment point of Layer 1 is net of a $20 million retention (UPC and its affiliate). Subsequent layers (Layers 2, 3 and 4) are excess of loss over the immediately preceding layer. If the aggregate limit of the preceding layer is exhausted, the next layer drops down (cascades) in its place. Additionally, any unused layer protection drops down in a second event. The excess of loss reinsurance agreement with unaffiliated private reinsurers, consisting of the first through fourth layers of coverage, will provide $340 million of aggregate coverage for covered losses in excess of $20 million. The premium for this agreement will be approximately $76.7 million, payable in four approximately equal installments in July and October 2013, and in January and April 2014. The final private agreement, a dedicated second event cover with recovery potential in subsequent events, will provide 70% of $10 million excess $10 million in a second event and 100% of $10 million excess $10 million in subsequent events, subject to aggregate contract limits, at a premium of approximately $1.998 million. Certain parts of the reinsurance program provide coverage for two years. All private insurers with whom UPC contracted either carry A.M. Best financial strength ratings of A- or higher, or have fully collateralized their maximum potential obligations in dedicated trusts.

This current report on Form 8-K contains forward-looking statements about our reinsurance program and related attachment point, total coverage and costs.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections.  These forward-looking statements can generally be identified as such because the context of the statement will include words such as estimate, expect or words of similar nature. The actual changes to our reinsurance program and related attachment point, total coverage and costs may differ materially from those discussed in this report, depending on FHCF's capacity to pay claims and related adjustment provisions in our agreements with the SBA and private reinsurers.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

UNITED INSURANCE HOLDINGS CORP.

By:    /s/ B. Bradford Martz
Name:     B. Bradford Martz
Title:     Chief Financial Officer
(principal financial officer)

Date: June 5, 2013

EXHIBIT INDEX

Exhibit No.	Description
10.1
Florida Hurricane Catastrophe Fund Reimbursement Contract between United Property & Casualty Insurance Company and the State Board of Administration of Florida and including Addenda 1, effective June 1, 2013.

10.2	Form of Property Catastrophe Excess of Loss Reinsurance Agreement between United Property & Casualty Insurance Company and Various Reinsurance Companies, effective June 1, 2013.
10.3	Form of Two-Year Property Catastrophe Excess of Loss Reinsurance Agreement between United Property & Casualty Insurance Company and Various Reinsurance Companies, effective June 1, 2013.
10.4	Form of Property Catastrophe Aggregate Excess of Loss Reinsurance Agreement between United Property & Casualty Insurance Company and Various Reinsurance Companies, effective June 1, 2013.